Exhibit (l)

VERICIMETRY FUNDS

PRIVATE OFFERING AGREEMENT

This Private Offering Agreement (the "Agreement") made this 22nd day of September, 2011, by and between Vericimetry Funds, a statutory trust organized and existing under the laws of the State of Delaware (the “Trust”), and Vericimetry Advisors LLC, a limited liability company organized under the laws of Delaware (the "Subscriber").

1. The Subscriber subscribes for and agrees to purchase from the Trust 10,000 shares of Vericimetry U.S. Small Cap Value Fund, a series of the Trust, for a purchase price of $10.00 per share.

2. The Subscriber represents and warrants that the shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof.  The Subscriber is purchasing the shares pursuant to Section 14 of the Investment Company Act of 1940 in order to provide the seed capital for the Trust prior to the commencement of the public offering of its shares.

3. This Agreement is executed on behalf of the Trust by the Trust's officers as officers and not individually and the obligations imposed upon the Trust by this Agreement are not binding upon any of the Trust's Trustees, officers or shareholders individually, but are binding only upon the assets and property of the Trust.  The execution and delivery of this Agreement has been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust.  No series of the Trust will be liable for any claims against any other series.

IN WITNESS WHEREOF, this Private Offering Agreement has been executed by the parties hereto as of the date first above written.

Vericimetry Advisors LLC

Signature:   /s/ Glenn S. Freed
By:               Glenn S. Freed
Title:            President

Vericimetry Funds

Signature:    /s/ Glenn S. Freed
By:                Glenn S. Freed
Title:             Chairman

SK 27340 0001 1208564